As filed with the Securities and Exchange Commission on October 26, 2004

Registration No. 333-104812

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
___________________________________

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________________________

AT&T WIRELESS SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1379052
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7277 164th Avenue NE, Building 1
Redmond, Washington 98052
(425) 580-6000

(Address of registrant’s principal executive offices)

AT&T WIRELESS SERVICES, INC. 1165(e) PLAN

(Full title of the plan)

Gregory P. Landis
Executive Vice President and General Counsel
AT&T Wireless Services, Inc.
7277 164th Avenue NE, Building 1
Redmond, Washington 98052
(425) 580-6000

(Name, address, and telephone number of agent for service)

___________________________________

RECENT EVENTS: DEREGISTRATION
SIGNATURES
AT&T WIRELESS SERVICES, INC. 1165(e) PLAN

RECENT EVENTS: DEREGISTRATION

     This Post-Effective Amendment relates to the Registration Statement on Form S-8 (registration number 333-104812) (the “Registration Statement”) filed with the Securities and Exchange Commission on April 29, 2003, which registered 50,000 shares of common stock, par value $.01 per share (the “Common Stock”), of AT&T Wireless Services, Inc. (the “Company”) and related participation interest.

     The Company, Cingular Wireless Corporation (“Cingular”), Cingular Wireless LLC, Links I Corporation (“Links”), and, solely with respect to certain sections thereof, SBC Communications Inc. and BellSouth Corporation entered into an Agreement and Plan of Merger dated as of February 17, 2004 (the “Merger Agreement”), pursuant to which, among other things, Links, a wholly owned subsidiary of Cingular, would be merged with and into the Company, the Company would become a wholly owned subsidiary of Cingular and all outstanding shares of the Company’s Common Stock (and associated Rights to Purchase Preferred Stock) would be converted into the right to receive $15.00 in cash and each share of the Company’s Series C Preferred Stock and Series E Preferred Stock would be converted in the right to receive an amount of cash equal to its then applicable liquidation preference (these actions are collectively referred to as the “Merger”).

     On May 19, 2004, the Company held a special meeting of stockholders at which the stockholders approved and adopted the Merger Agreement and the transactions contemplated thereby and approved the Merger.

     The Merger will become effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. In anticipation of the closing of the Merger, the Company has terminated all of its offerings of its Common Stock and related participation interests pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all Common Stock registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on this 26th day of October, 2004.

AT&T WIRELESS SERVICES, INC.

By:	/s/ John D. Zeglis
Name:	John D. Zeglis
Title:	Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title
/s/ John D. Zeglis John D. Zeglis	Chairman of the Board and Chief Executive Officer and President (Principal Executive Officer)
/s/ Joseph McCabe, Jr. Joseph McCabe, Jr.	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer
/s/ Walter Y. Elisha Walter Y. Elisha	Director
/s/ Donald V. Fites Donald V. Fites	Director
/s/ Ralph S. Larsen Ralph S. Larsen	Director
/s/ John W. Madigan John W. Madigan	Director

Signature	Title
/s/ Nobuharu Ono Nobuharu Ono	Director
Koichi Nishimura	Director
/s/ A. Barry Rand A. Barry Rand	Director
/s/ Carolyn M. Ticknor Carolyn M. Ticknor	Director

*By:	/s/ John D. Zeglis John D. Zeglis Attorney-in-Fact

AT&T WIRELESS SERVICES, INC. 1165(e) PLAN

     Pursuant to requirements of the Securities Act of 1933, as amended, the person that administers the AT&T Wireless Services, Inc. 1165(e) Plan has duly caused this Post-Effective Amendment to be signed on the plan’s behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 26th day of October 2004.

AT&T WIRELESS SERVICES, INC. 1165(e) PLAN
BY: AT&T WIRELESS SERVICES, INC
/s/ Jane Marvin By: Jane Marvin Executive Vice President, Human Resources